Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES EXECUTIVE CHANGES

NEW YORK, NOVEMBER 20, 2008 – K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that its Chief Financial Officer, John J. Nicola, has decided to semi-retire and will become a special advisor to Timothy J. Casey, Chief Executive Officer and President of K-Sea, effective as of November 28, 2008.  Mr. Nicola has agreed to remain with the Company in this capacity for two years.

In conjunction with this transition, the Company also announced that it has appointed Terrence Gill to the position of Chief Financial Officer, effective as of November 28, 2008. Mr. Gill has been the Company’s Corporate Controller since May 2000.

“We would like to thank John for his extraordinary contributions to the development of our Company over the past eight years,” said Tim Casey.  “John will remain with K-Sea in an advisory capacity for two years and, among other things, assist Terry Gill in his transition to Chief Financial Officer.  Terry has been a valuable member of our finance team over the past eight years, and we congratulate him on being appointed to this new position.  Terry has been instrumental in building and maintaining our financial and accounting function, and we look forward to his continued leadership in these and other areas.”

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Partnership provides marine transportation, distribution and logistics services for refined petroleum products in the United States, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Partnership’s website, including the Investor Relations section, at www.k-sea.com .

Contact K-Sea Transportation Partners L.P

Richard P. Falcinelli, Executive Vice President, 732 565-3818